Filed Pursuant to Rule 424(b)(3)

File No. 333-231940

FUNDRISE REAL ESTATE INTERVAL FUND, LLC

(the “Fund”)

Supplement dated July 21, 2022 to the

Fund’s Prospectus and Statement of Information (“SAI”), each dated May 1, 2022,

each as may be supplemented from time to time

The Fund’s Board of Directors (the “Board”) appointed Mark D. Monte to serve as a Director of the Fund, effective July 19, 2022. Mr. Monte is an “Independent Director”, meaning he is not an “interested person” (as that term is defined in the Investment Company Act of 1940) of the Fund or Fundrise Advisors, LLC, the Fund’s investment adviser (“Fundrise Advisors”). Accordingly, effective immediately, all references in the Prospectus and SAI to the Board being comprised of four Directors, three of whom are Independent Directors, are updated to reflect that the Board is comprised of five Directors, four of whom are Independent Directors.

In addition, effective immediately, the following disclosure is added to the table in the “Management of the Fund—Directors and Officers” section of the SAI:

Name, Year of Birth and Position Held	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held During Past 5 Years
Independent Directors
Mark D. Monte (1960) Director	7/19/2022 to Present	Retired. Formerly, Managing Director, BofA Securities, Inc. (global investment bank) (1997-2021).	2	Fundrise Income Real Estate Fund, LLC

In addition, effective immediately, the following disclosure is added to the “Management of the Fund—Qualifications of the Directors” section of the SAI:

Mark D. Monte – Mr. Monte has served as a Director of the Fund since July 2022. Mr. Monte has over 20 years of experience as a Managing Director of BofA Securities, Inc., a global investment bank. Specifically, Mr. Monte served as the head of Real Estate & Lodging Corporate Banking and Real Estate & Lodging Syndications at BofA Securities, giving him extensive experience in real estate and corporate finance, including public and private entities, REITs, C-Corps, sponsored funds, sovereign wealth funds, homebuilders, project and construction finance, M&A finance, leveraged buyout and IPO finance, and loan sales and trading. In addition, Mr. Monte has extensive compliance, regulatory, and risk management experience.

In addition, effective immediately, the table in the “Management of the Fund—Securities Ownership” section of the SAI is updated to reflect that, as of December 31, 2021, Mr. Monte had no beneficial ownership of shares of the Fund or Fundrise Income Real Estate Fund, LLC.

Filed Pursuant to Rule 424(b)(3)

File No. 333-231940

In addition, Mr. Monte will be compensated under the same compensation schedule applicable to each Independent Director who serves as an Independent Director of both the Fund and Fundrise Income Real Estate Fund, LLC. Accordingly, effective immediately, corresponding changes are made in the “Compensation Table—Securities Ownership” section of the SAI.

In addition, Fundrise Advisors has filed with the National Futures Association a notice of eligibility claiming an exclusion from the definition of a “commodity pool operator” (“CPO”) under Commodity Futures Trading Commission Rule 4.5 with respect to the Fund. As a result, Fundrise Advisors is not subject to registration or regulation as a CPO under the Commodity Exchange Act, as amended, with respect to the Fund. Accordingly, effective immediately, the following disclosure is added immediately prior to the third paragraph under the “Investment Objective and Strategies—Investments in Publicly Traded Real Estate Securities—Derivatives” section of the SAI:

The Adviser has filed with the National Futures Association a notice of eligibility claiming an exclusion from the definition of “commodity pool operator” (“CPO”) under CFTC Rule 4.5 under the Commodity Exchange Act, as amended (the “CEA”), with respect to the Fund’s operation. Accordingly, the Adviser is not subject to registration or regulation as a CPO under the CEA.

Investors Should Retain This Supplement for Future Reference